Exhibit 99.1

For Immediate Release

Cushman & Wakefield Launches Global Employee Assistance Fund

Chicago, April 17, 2020 – Cushman & Wakefield (NYSE: CWK) today announced the launch of a Global Employee Assistance Fund, part of a $5 million commitment to employee assistance programs for those impacted by the COVID-19 pandemic.

“We have a responsibility to care for our employees with the same level of dedication that they’re showing our clients right now,” said Brett White, Executive Chairman and Chief Executive Officer. “Thousands of our janitors, tradespeople and building managers leave the safety of their homes each day to ensure that essential buildings are clean, safe and operational during this pandemic,” White added.

The fund has two components to provide financial relief to employees:

•	Immediate Relief Fund (IRF) – The IRF addresses an immediate need by quickly disbursing up to $250 to eligible impacted employees who submit a request.

•	Disaster and Hardship Fund (DHF) – The DHF is a larger payout for those more significantly impacted by the crisis.

As part of this commitment to supporting front-line employees, members of Cushman & Wakefield’s global management team will voluntarily forgo a portion of their salaries. The company will donate the forgone salaries to the Global Employee Assistance Fund.

Effective April 20, 2020, CEO Brett White will forgo 25% of his base salary, CFO Duncan Palmer and COO Michelle MacKay will forgo 20% of their base salary, and effective May 1, 2020, President John Forrester will forgo 20% of his base salary until December 31, 2020 (or earlier time if determined by the Board of Directors). In addition, all of the firm’s 53,000 employees have been given the opportunity to make a charitable donation to the employee fund.

“Responding to the safety and financial relief of our employees during this pandemic puts into action the words that define the Cushman & Wakefield culture: We make an impact. This is an opportunity to exemplify our purpose, our values and our commitment to our people around the world,” said Michelle MacKay, Chief Operating Officer.

MEDIA CONTACT:

Grace Wilk

Corporate Communications

+1 312 470 1848

grace.wilk@cushwake.com

About Cushman & Wakefield

Cushman & Wakefield (NYSE: CWK) is a leading global real estate services firm that delivers exceptional value for real estate occupiers and owners. Cushman & Wakefield is among the largest real estate services firms with approximately 53,000 employees in 400 offices and 60 countries. In 2019, the firm had revenue of $8.8 billion across core services of property, facilities and project management, leasing, capital markets, valuation and other services. To learn more, visit www.cushmanwakefield.com or follow @CushWake on Twitter.

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MEDIA CONTACT:

Grace Wilk

Corporate Communications

+1 312 470 1848

grace.wilk@cushwake.com